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Exhibit 99(d)(3)

CONFIDENTIALITY AGREEMENT

PARTIES:

Best Buy Enterprise Services, Inc. 7601 Penn Avenue South Richfield, MN 55423	Napster, LLC. 9044 Melrose Avenue Los Angeles, CA 90069

        In consideration of the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties agree as follows:

1. DEFINITIONS

  1.1.
  "Affiliates" means, with respect to any party, any entity controlling, controlled by, or under common control with such party, existing now or in the future.

  1.2.
  "Disclosing Party" means the party disclosing Evaluation Material.

  1.3.
  "Evaluation Material" means, with respect to either party, all information concerning the Disclosing Party's business, customers, finances or operations, whether oral, written or otherwise, all analyses, compilations, studies or other documents relating to such information prepared by the Receiving Party containing or based in whole or in part on any information furnished by the Disclosing Party and all reproductions of such information. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement by the Receiving Party, (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party by the Disclosing Party, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party; provided, that such source is not known by the Receiving Party to be prohibited from transmitting the information to the Receiving Party by a contractual, legal, fiduciary or other obligation, or (iv) was or is independently developed by the Receiving Party.

  1.4.
  "Receiving Party" means the party to which Evaluation Material is disclosed.

  1.5.
  "Representative" means, a party's and its Affiliates', directors, officers, employees, agents, representatives, and advisors.

  1.6.
  "Discussions" means the purpose(s) for which the parties are exchanging Evaluation Material, including, but not limited to, potential transactions or agreements between the parties.

2.
The Evaluation Material: (i) shall be kept confidential by the Receiving Party; (ii) shall not, without the prior written consent of the Disclosing Party, be disclosed by the Receiving Party to any person in any manner whatsoever, except as provided herein; and (iii) shall not be used by the Receiving Party for any commercial or competitive purpose other than for the Discussions. The Receiving Party further agrees to disclose Evaluation Material only to those of its Representatives who need to know such information for the purposes of the Discussions and who shall be advised by the Receiving Party of the confidential nature of such information. The Receiving Party shall be responsible for any breach of this Agreement by its Affiliates and/or Representatives.

3.
Neither party will, and each of the parties will direct their respective Representatives not to, disclose to any person (other than a person authorized hereunder) the fact that the Evaluation Material has been made available; that this Agreement exists or the terms hereof; that the

  Discussions are taking place; or any of the terms, conditions or other facts with respect to the Discussions, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership, and individual.

4.
Paragraphs 2 and 3 shall not preclude disclosure that is, in the reasonable opinion of counsel to the Receiving Party: (i) necessary to establish rights under this Agreement; (ii) required by law or the rules and regulations of any stock exchange on which the securities of the Receiving Party are traded or of any other regulatory authority having jurisdiction over the Receiving Party; or (iii) in response to a valid subpoena or order of a court or other governmental body or other valid legal process; provided, however, that with respect to any disclosure pursuant to clause (ii) or clause (iii) of this sentence, the Receiving Party shall first give notice to the Disclosing Party and use reasonable efforts to cooperate with the Disclosing Party so that the Disclosing Party may take legally available steps to resist or narrow any applicable request, subpoena, or order and obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information.

5.
Neither the execution of this Agreement nor the furnishing of any Evaluation Material pursuant to this Agreement by a Disclosing Party shall be construed as granting the Receiving Party, either expressly or by implication, any license or right to use any of the Evaluation Material other than in accordance with the terms of this Agreement.

6.
This Agreement does not obligate either party to provide information to the other or to enter into discussions with respect to a business relationship. The parties agree that they will not engage in discussions or disclosures that would be in violation of applicable state or federal antitrust laws and regulations. Each of the parties further understands and agrees that each of the parties reserves the right to reject any and all proposals made by the other party and to terminate discussions with the other party at any time. Further, the parties specifically reserve the right to discuss similar opportunities, products, and transactions with its current vendors, and other third parties, and no party will have liability to the other party should it decide to pursue any such other product, opportunity, or transaction in addition to or to the exclusion of a transaction pursuant hereto. Discussions between the parties will not be construed as an encouragement to expend funds in development or research efforts or otherwise. To the extent either party incurs costs or changes position as a result of discussions between the parties, it does so entirely at its own risk.

7.
The parties acknowledge that the Discussions and Evaluation Material may constitute material, non-public information as defined under federal securities laws. The parties further acknowledge that they are aware, and will advise their respective Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the federal securities laws on the purchase or sale of securities by any person who has received material, non-public information and on the communication of such information to any other person who may purchase or sell such securities in reliance upon such information.

8.
Promptly upon request from the Disclosing Party, the Receiving Party shall, at Receiving Party's option, return or destroy all tangible (including that maintained in any computer memory, storage media or similar form) Evaluation Material (whether prepared by the Disclosing Party, its Representatives or otherwise) and will not retain any copies, extracts or other reproductions, in whole or in part, of such tangible material. Any such return or destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party. Notwithstanding the foregoing, notes or documents prepared by Receiving Party documenting a decision not to proceed with the Discussions may be retained by the Receiving Party. Furthermore, any documents, notes, copies, or other portions or reproductions of any part of the Evaluation Material may be retained as required by law or any regulatory authority to which Receiving Party or its Representatives is subject. Nothing herein shall require you to destroy electronic data maintained on backup tapes or other archives.

9.
Each Receiving Party understands that no representation or warranty as to the Evaluation Material has been or is being made by the Disclosing Party. The Disclosing Party shall have no liability to the Receiving Party with respect to the use of the Evaluation Material by the Receiving Party.

10.
Nothing in this Agreement shall prohibit the Receiving Party from continuing or entering into a business of the type engaged in by the Disclosing Party, either by internal growth or acquisitions, in any location.

11.
In the event of any breach of this Agreement by a Receiving Party, the Disclosing Party may will be irreparably and immediately harmed such that it could not be made whole by monetary damages. It is accordingly agreed that the Disclosing Party, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages.

12.
The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and without regard to any choice of law rules that may direct the application of the laws of any other jurisdiction.

13.
In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

14.
No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

15.
This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may be amended or waived only by written instrument duly executed by the parties hereto.

16.
This Agreement shall become effective upon its execution by each of the parties and shall continue in effect for a term of two (2) years from the date hereof. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.

17.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, executors and administrators.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Best Buy Enterprise Services, Inc.		Napster, LLC
By:	/s/ Todd G. Hartman	By:	/s/ Avery B. Kotler
Name:	Todd G. Hartman	Name:	Avery B. Kotler
Title:	VP, Assoc. General Counsel	Title:	VP Legal and Business Affairs
Date:	3/2/08	Date:	3/24/08

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  Exhibit 99(d)(3)
CONFIDENTIALITY AGREEMENT